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                                                                 Exhibit 10.17

   DESCRIPTION OF CROWLEY MARITIME CORPORATION BONUS PLAN FOR EXECUTIVES WHOSE
        DIRECT ANNUAL COMPENSATION IS LESS THAN OR EQUAL TO $1.0 MILLION
                               (THE `BONUS PLAN')




PURPOSE OF THE BONUS PLAN

The purpose of the Bonus Plan is to: (i) motivate and reward executives for good performance; and (ii) allow the Company to vary its compensation expense based on the Company's financial performance. In accordance with the Company's compensation policy that cash compensation should vary with Company performance, a substantial part of each executive's total cash compensation has been tied to performance of the Company by way of performance-based bonuses under the Bonus Plan.

ADMINISTRATION OF THE BONUS PLAN

The Plan is administered by the Chairman, President and Chief Executive Officer (the "CEO"). The CEO has the sole discretion to determine the key employees who will be granted bonus awards and the amounts, terms and conditions of each bonus award.

ELIGIBILITY TO RECEIVE AWARDS

Eligibility for the Bonus Plan is determined in the discretion of the CEO, although any employee whose direct annual compensation exceeds $1.0 million is ineligible to participate in the Bonus Plan. In selecting participants for the Bonus Plan, the CEO chooses key employees of the Company and its affiliates who are likely to have a significant impact on Company performance.

AWARDS AND PERFORMANCE GOALS

Under the Plan, the Board of Directors of the Company establishes funding criteria for a bonus pool from which individual bonus awards are paid. Currently, the bonus pool is determined based upon operating income as a percentage of revenue as well other factors which include maritime and general industry salary surveys, cash flow, strategic decisions that position the Company for long-term success and the anticipated performance of the Company for the coming year. Operating income excludes gains from the sale of vessels and from discontinued operations. The Board of Directors at its discretion may approve adjustments, upward or downward, to operating income for the purpose of establishing bonus pool funding.

The CEO establishes: (1) the performance goals which must be achieved in order for each participant to actually be paid a bonus award; and (2) as he deems appropriate, a formula or table for calculating a participant's bonus award, depending upon how actual performance compares to the preestablished performance goals. A participant's bonus award will increase or decrease as actual performance increases or decreases. The CEO also determines the periods for measuring


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actual performance (the "performance period"). The CEO may set performance periods and performance goals, which differ from participant to participant.

DETERMINATION OF ACTUAL AWARDS

After the end of each performance period, a determination will be made by the CEO as to the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual bonus award (if any) for each participant will be determined by applying the formula to the level of actual performance which was achieved. However, the CEO retains discretion to increase, eliminate or reduce the actual bonus award which otherwise would be payable under the applicable formula. Awards under the Bonus Plan generally will be payable in cash within a reasonable period after the performance period during which the award was earned.

AMENDMENT AND TERMINATION OF THE BONUS PLAN

The Board of Directors may amend or terminate the Bonus Plan at any time and for any reason.